Exhibit 7

GIMSA, S.A. DE C.V. AND SUBSIDIARIES
Computation of ratio of earnings to fixed charges
(Thousands of pesos of purchasing power as of December 31, 2002)

		Mexican GAAP
		Year ended December 31,

		1998	1999	2000	2001	2002

Income before income tax and other items		994,213	519,273	600,463	560,990	474,080
Add:
Interest expense		32,118	52,084	26,546	23,303	12,521
One-third of operating rental expense		3,703	18,270	18,289	10,588	12,468

Earnings	(b)	1,030,034	589,627	645,298	594,881	499,069
Fixed charges
Interest expense		32,118	52,084	26,546	23,303	12,521
Capitalized Interest		13,021	—	—	—	—
One-third of operating rental expense		3,703	18,270	18,289	10,588	12,468

Total Fixed charges	(a)	48,842	70,354	44,835	33,891	24,989
Ratio of earnings to fixed charges	(b)/(a)	21.09	8.38	14.39	17.55	19.97

[Additional columns below]

[Continued from above table, first column(s) repeated]

		US GAAP
		Year ended December 31,

		1998	1999	2000	2001	2002

Income before income tax and other items		994,470	495,418	566,125	512,952	421,655
Add:
Interest expense		32,118	52,084	26,546	23,303	12,521
One-third of operating rental expense		3,703	18,270	18,289	10,588	12,468

Earnings	(b)	1,030,291	565,772	610,960	546,843	446,644
Fixed charges
Interest expense		32,118	52,084	26,546	23,303	12,521
Capitalized Interest		10,037	—	—	—	—
One-third of operating rental expense		3,703	18,270	18,289	10,588	12,468

Total Fixed charges	(a)	45,858	70,354	44,835	33,891	24,989
Ratio of earnings to fixed charges	(b)/(a)	22.47	8.04	13.63	16.14	17.87